UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): April 23, 2015

SOUL AND VIBE INTERACTIVE INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-173056	38-3829642
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1660 South Hwy 100, Suite 500 St. Louis Park MN		55416
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (763) 400-8040

Copies to:

Richard A. Friedman, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, New York 10006

Telephone: (212) 930-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 23, 2015 Soul and Vibe Publishing, Inc. (“SVPI”), a Nevada corporation and wholly owned subsidiary of Soul and Vibe Interactive Inc., a Nevada corporation (the “Company”), entered into a development and publishing agreement (the “Agreement”) with Black Lantern Holdings, Inc., a Delaware corporation (“Black Lantern”), pursuant to which Black Lantern shall develop for SVPI a line of John Deere-branded interactive mobile entertainment applications for the Apple iOS, Android and Amazon platforms.

SVPI shall pay Black Lantern advances upon the achievement of certain milestones for each of the four products covered by the Agreement (the “Products”). Additionally, SVPI will pay Black Lantern a royalty on net revenues actually received by SVPI from sales of the Products. The royalty rate is subject to adjustment in the event that Black Lantern fails to timely deliver certain deliverables, and, if the wholesale price for a unit of a Product is below SVPI’s cost of goods sold plus one dollar, the royalty rate for such unit shall be reduced to zero. No royalties shall be payable on a Product until SVPI has recouped through sales of the Product all of the advanced funds and certain expenses related to the Product. Black Lantern shall also provide certain marketing materials for the Products including an App icon, App trailer, App Store screenshot and App Store description, as well as promotional art.

The foregoing is a summary of the material terms of the Agreement and does not purport to be complete. You should read the complete Agreement, which is attached as an exhibit to this Current Report on Form 8-K and incorporated by reference herein.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

Exhibit No.	Description
10.1	Development and Publishing Agreement dated April 23, 2015*

* The Company has separately filed this exhibit with the Securities and Exchange Commission pursuant to an application for confidential treatment. The confidential portions of the exhibit have been omitted and are marked by “X.”

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUL AND VIBE INTERACTIVE INC.

Date: April 29, 2015	By:	/s/ Peter Anthony Chiodo
Peter Anthony Chiodo
Chief Executive Officer and President